Dobson Communications Executive Sells 79,475 Shares

OKLAHOMA CITY, May 27, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) announced that Bruce R. Knooihuizen, executive vice president and chief financial officer, today sold 79,475 DCEL shares under a written sales plan under SEC Rule 10b5-1. Proceeds from the sales will be used to pay income tax liabilities, he said. Today's sales complete the sales plan. The shares that were sold represent less than seven percent of Mr. Knooihuizen's total holdings in Dobson common stock.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, Dobson serves markets in 17 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

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CONTACT: Dobson Communications, Oklahoma City
         J. Warren Henry
         (405) 529-8820